Exhibit 99.1

Sono-Tek Announces Second Quarter Results

(October 6, 2010 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $2,432,000 for the three months ended August 31, 2010, compared to sales of $1,684,000 for the prior year period, an increase of $748,000 or 44%.  Sales also increased when compared to our first quarter by $148,000 or 6.5% in areas such as alternative energy coating equipment, medical device coating equipment, and glass and other industrial coating equipment. Most of our sales growth is coming from segments that are considered “green” in that we are either helping to create non carbon based energy alternatives, or displacing wasteful industrial spraying systems with our ultrasonic atomization technology. The Company reported net income of $126,000 for the three months ended August 31, 2010 versus net income of $41,000 for the three months ended August 31, 2009, an increase of $85,000 or 207%.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, commented that “We announced at our recent Annual Meeting a goal of achieving over $9,000,000 in sales this year and $500,000 in net income as a result of our growing business.  We are now well diversified in both product and market segments, as well as in geographical markets after the expenditures and investments we made previously. We are experiencing continuing quarter over quarter growth in sales, setting new revenue records for our business, and we are expecting to see over 25% growth this year compared to last year. This has been an exciting and dynamic time for our Company, and we are very pleased with the results of our efforts at diversification and growth over the past several years”.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions;  the ability to enforce patents and the ability to achieve increased sales volume and continued profitability. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data
Unaudited

	Six Months Ended August 31,		Three Months Ended August 31,
	2010	2009	2010	2009

Net Sales	$4,715,788	$3,148,612	$2,432,137	$1,683,883

Net (Loss) Income	$220,640	$(128,881)	$125,888	$40,546

Basic Earnings Per Share	$0.02	$(0.01)	$0.01	$0.00

Diluted Earnings Per Share	$0.02	$(0.01)	$0.01	$0.00

Weighted Average Shares - Basic	14,437,511	14,414,728	14,437,511	14,414,741

Weighted Average Shares - Diluted	14,594,030	14,414,728	14,568,332	14,476,241